Exhibit 99.2

UNIVERSITY GENERAL HOSPITAL, LP

Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee, Board of Directors,

    and Shareholders of Foundation Healthcare, Inc.

We have audited the accompanying balance sheets of University General Hospital, LP, debtor-in-possession, (the “Company”) as of December 31, 2015 and 2014, and the related statements of operations, partners’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of University General Hospital, LP as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, during the year ended December 31, 2015, the Company filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, and on December 31, 2015 the Company was purchased by Foundation HealthCare, Inc. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hein & Associates LLP

Denver, Colorado

March 17, 2016

Exhibit 99.2

UNIVERSITY GENERAL HOSPITAL, LP

DEBTOR IN POSSESSION

Balance Sheets

As of December 31, 2015 and 2014

	2015	2014
ASSETS
Cash	$—	$93,472
Accounts receivable, net of allowance for doubtful accounts of $15,205,000 and $11,171,000,respectively	7,229,061	11,193,352
Receivables from affiliates	—	2,080,731
Supplies inventories	1,688,908	1,621,651
Prepaid and other current assets	1,740,724	1,474,329

Total current assets	10,658,693	16,463,535

Property and equipment, net	39,437,182	43,769,088
Other assets	306,735	362,062

Total assets	$50,402,610	$60,594,685

LIABILITIES AND PARTNERS’ DEFICIT
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	$566,518	$29,506,680
Accrued liabilities	1,022,059	6,661,456
Payables to affiliates	—	44,935,452
Short-term debt	—	1,576,710
Current portion of long-term debt	—	10,308,264
Current portion of capital lease obligations	1,416,163	1,506,161
Payroll taxes payable to Internal Revenue Service	4,954,762	4,887,837
Franchise tax payable	1,726,060	1,451,210
Other current liabilities	—	204,723

Total current liabilities	9,685,562	101,038,493

Long-term debt, net of current portion	—	1,546,734
Capital lease obligations, net of current portion	28,965,305	29,723,745
Liabilities subject to compromise (Notes 2 and 7)	88,471,157	—

Total liabilities	127,122,024	132,308,972

Commitments and contingencies (Note 8)

Partners’ deficit:
Paid-in capital	26,211,582	26,211,582
Accumulated deficit	(102,930,996)	(97,925,869)

Total partners’ deficit	(76,719,414)	(71,714,287)

Total liabilities and partners’ deficit	$50,402,610	$60,594,685

See Accompanying Notes to Financial Statements

Exhibit 99.2

UNIVERSITY GENERAL HOSPITAL, LP

DEBTOR IN POSSESSION

Statements of Operations

For the Years Ended December 31, 2015 and 2014

	2015	2014
Revenues:
Patient services	$60,416,633	$77,217,219
Provision for doubtful accounts	(6,645,830)	(4,908,280)

Net patient services revenue	53,770,803	72,308,939
Other revenue	233,547	512,553

Revenues	54,004,350	72,821,492

Operating Expenses:
Salaries and benefits	26,820,678	31,721,012
Supplies	11,297,153	15,601,763
Other operating expenses	13,683,943	43,914,484
Impairment of goodwill	—	7,473,312
Depreciation and amortization	4,018,682	4,972,841

Total operating expenses	55,820,456	103,683,412

Other Income (Expense):
Interest expense, net	(2,115,502)	(2,412,076)
Write-off of notes receivable from affiliates	(3,348,936)	(30,066,831)
Other income (expense)	2,275,417	2,743,492

Net other income (expense)	(3,189,021)	(29,735,415)

Net loss	$(5,005,127)	$(60,597,335)

See Accompanying Notes to Financial Statements

Exhibit 99.2

UNIVERSITY GENERAL HOSPITAL, LP

DEBTOR IN POSSESSION

Statements of Partners’ Deficit

For the Years Ended December 31, 2015 and 2014

	Paid-in Capital	Accumulated Deficit	Total
Balances, January 1, 2014	$26,211,582	$(37,328,534)	$(11,116,952)
Net loss	—	(60,597,335)	(60,597,335)

Balances, December 31, 2014	26,211,582	(97,925,869)	(71,714,287)
Net loss	—	(5,005,127)	(5,005,127)

Balances, December 31, 2015	$26,211,582	$(102,930,996)	$(76,719,414)

See Accompanying Notes to Financial Statements

Exhibit 99.2

UNIVERSITY GENERAL HOSPITAL, LP

DEBTOR IN POSSESSION

Statements of Cash Flows

For the Years Ended December 31, 2015 and 2014

	2015	2014
Operating activities:
Net loss	$(5,005,127)	$(60,597,335)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,018,682	4,972,841
Provision for doubtful accounts	6,645,830	4,908,280
Impairment of goodwill	—	7,473,311
Write off of receivables from affiliates	3,348,936	30,066,831
(Gain) Loss on divestitures	(1,366,972)	2,012,416
Forgiveness of notes payable to affiliates	(53,405)	(4,755,751)
Changes in assets and liabilities –
Accounts receivable, net of provision for doubtful accounts	(2,681,539)	3,424,937
Receivables from affiliates	(1,268,205)	(24,441,189)
Supplies inventories	(67,257)	825,916
Prepaid and other current assets	(266,395)	3,115,465
Other assets	55,327	64,474
Accounts payable	2,017,406	16,055,692
Accrued liabilities	711,796	(1,900,255)
Payable to affiliates	(5,545,882)	17,903,733
Payroll taxes payable to Internal Revenue Service	66,925	2,378,436
Franchise taxes payable	274,850	491,248
Other current liabilities	(148,096)	(4,126,225)

Net cash provided by (used in) operating activities	736,874	(2,127,175)

Investing activities:
Purchase of property and equipment	(69,140)	(125,487)

Net cash provided by (used in) investing activities	(69,140)	(125,487)

Financing activities:
Debt proceeds	1,443,047	4,880,144
Debt payments	(1,625,105)	(1,895,117)
Capital lease payments	(579,148)	(638,893)

Net cash provided by (used in) financing activities	(761,206)	2,346,134

Net change in cash	(93,472)	93,472
Cash at beginning of year	93,472	—

Cash at end of year	$—	$93,472

Cash paid for interest and taxes:
Interest expense	$91,796	$368,954
Franchise taxes	$—	$—

See Accompanying Notes to Financial Statements

Exhibit 99.2

UNIVERSITY GENERAL HOSPITAL, LP

DEBTOR IN POSSESSION

Notes to Financial Statements

For the Years Ended December 31, 2015 and 2014

Note 1 – Nature of Business

University General Hospital, LP (the “Company”) is a Texas limited Partnership. During the years ended December 31, 2015 and 2014, the Company was a subsidiary of University General Health System, Inc. (“UGHS”). The Company operates a 69-bed physician owned general acute care hospital in Houston, Texas.

Note 2 – Chapter 11 Proceedings and 363 Sale

Since its inception, UGHS incurred significant operating losses which resulted in extreme liquidity constraints. As a result, on February 27, 2015, UGHS, along with certain of its subsidiaries including the Company, filed a voluntary petition for relief under Chapter 11 (“Chapter 11 Proceedings”) of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”).

On November 6, 2015, Foundation Healthcare, Inc. (“Foundation”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with UGHS to purchase substantially all of the assets and selected assumed liabilities of the Company pursuant to Section 363 of the Bankruptcy Code (referred to as “363 Sale”). The 363 Sale was completed on December 31, 2015 at a total purchase price of $33 million.

Note 3 – Summary of Significant Accounting Policies

Presentation of financial statements – As noted in Note 2 – Chapter 11 Proceedings and 363 Sale, substantially all of the Company’s assets were sold on December 31, 2015. The accompanying financial statements reflect the financial position of the Company immediately prior to the 363 Sale.

Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition and accounts receivable – The Company recognizes revenues in the period in which services are performed. Accounts receivable primarily consist of amounts due from third-party payors and patients. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Amounts the Company receives for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third-party payors such as health maintenance organizations, preferred provider organizations and other private insurers are generally less than the Company’s established billing rates. Additionally, to provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. Accordingly, the revenues and accounts receivable reported in the Company’s financial statements are recorded at the net amount expected to be received.

Contractual Discounts and Cost Report Settlements – The Company derives a significant portion of its revenues from Medicare, Medicaid and other payors that receive discounts from its established billing rates. The Company must estimate the total amount of these discounts to prepare its financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payor-specific basis given its interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management. Changes in estimates related to the allowance for contractual discounts affect revenues reported in the Company’s accompanying statements of operations.

Exhibit 99.2

Cost report settlements under reimbursement agreements with Medicare and Medicaid are estimated and recorded in the period the related services are rendered and are adjusted in future periods as final settlements are determined. There is a reasonable possibility that recorded estimates will change by a material amount in the near term. The adjustments for estimated cost report settlements were $148,096 and $4,126,224 in 2015 and 2014, respectively. The net cost report settlements owed by the Company was approximately $56,627 and $204,723 at December 31, 2015 and 2014, respectively, and is included in prepaid and other liabilities in the accompanying balance sheets. The Company’s management believes that adequate provisions have been made for adjustments that may result from final determination of amounts earned under these programs.

Laws and regulations governing Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing that would have a material effect on the Company’s financial statements. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

Provision and Allowance for Doubtful Accounts – To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. The primary uncertainty lies with uninsured patient receivables and deductibles, co-payments or other amounts due from individual patients.

The Company’s general policy is to verify insurance coverage prior to the date of admission for a patient admitted to our hospitals and to verify insurance coverage prior to a patient’s first outpatient visit. The Company’s estimate for the allowance for doubtful accounts is calculated by providing a reserve allowance based upon the age of an account balance. Generally the Company applies the collection rates to the gross accounts receivable amounts for the first 151 days for both inpatient and outpatient to determine the contractual adjustment, the remaining amount is assessed for collectability. As such, the Company then reserves the full account balances to uncollectible accounts for greater than 151 days. This method is monitored based on the Company’s historical cash collections experience and other factors, including management’s plans related to collections. Collections are impacted by the effectiveness of the Company’s collection efforts with non-governmental payors and regulatory or administrative disruptions with the fiscal intermediaries that pay the Company’s governmental receivables.

Due to the nature of the healthcare industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available, which could have a material impact on the Company’s operating results and cash flows in subsequent periods. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded.

The patient and their third party insurance provider typically share in the payment for the Company’s products and services. The amount patients are responsible for includes co-payments, deductibles, and amounts not covered due to the provider being out-of-network. Due to uncertainties surrounding deductible levels and the number of out-of-network patients, the Company is not certain of the full amount of patient responsibility at the time of service. The Company estimates amounts due from patients prior to service and generally collects those amounts prior to service. Remaining amounts due from patients are then billed following completion of service.

Exhibit 99.2

The activity in the allowances for doubtful accounts for the years ending December 31, 2015 and 2014 follows:

	2015	2014
Balances at beginning of year	$11,171,000	$29,964,000
Provisions recognized as reduction in revenues	6,645,830	4,908,280
Write-offs, net of recoveries	(2,611,830)	(23,701,280)

Balances at end of year	$15,205,000	$11,171,000

Cash and cash equivalents – The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. Certificates of deposit with original maturities of more than three months are also considered cash equivalents if there are no restrictions on withdrawing funds from the account.

Supplies inventories – Supplies inventories are stated at the lower of cost or market and primarily include operating supplies used in the direct or indirect treatment of patients. The Company uses the first in–first out method of accounting for substantially all of its inventories.

Property and equipment – Property and equipment is stated at cost and depreciated using the straight line method to depreciate the cost of various classes of assets over their estimated useful lives. At the time assets are sold or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and depreciation accounts; profits and losses on such dispositions are reflected in current operations. Fully depreciated assets are written off against accumulated depreciation. Assets under capital leases are amortized using the straight-line method over the shorter of the estimated useful life of the assets or life of the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

The estimated useful lives of the Company’s property and equipment are as follows:

Asset Class	Useful Life
Buildings	40 years
Furniture and equipment	3 to 15 years
Computer equipment and software	3 to 5 years
Leasehold improvements	5 to 30 years	or remaining lease period, whichever is shorter

Long-lived assets – The Company evaluates its long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows. Fair value estimates are derived from established market values of comparable assets or internal calculations of estimated future net cash flows. The Company’s estimates of future cash flows are based on assumptions and projections it believes to be reasonable and supportable. The Company’s assumptions take into account revenue and expense growth rates, patient volumes, changes in payor mix and changes in legislation and other payor payment patterns. There Company did not recognize any impairment charges against long-lived assets in 2015 and 2014.

Goodwill – Goodwill is not amortized; instead, it is reviewed for impairment annually (in the fourth quarter) or more frequently if indicators of impairment exist or if a decision is made to sell a business. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include deterioration in general economic conditions, negative developments in equity and credit markets, adverse changes in the markets in which an entity operates, increases in input costs that have a negative effect on earnings and cash flows, or a trend of negative or declining cash flows over multiple periods, among others. The fair value that could be realized in an actual transaction may differ from that used to evaluate the impairment of goodwill. Goodwill is allocated among and evaluated for impairment at the reporting unit level.

The Financial Accounting Standards Board (“FASB”) guidance on testing goodwill for impairment provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the existing two-step

Exhibit 99.2

quantitative impairment test (described below), otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, proceed directly to the two-step quantitative impairment test. The ultimate outcome of the goodwill impairment review for a reporting unit should be the same whether an entity chooses to perform the qualitative assessment or proceeds directly to the two-step quantitative impairment test.

The Company evaluates goodwill for impairment at least on an annual basis and more frequently if certain indicators are encountered. Goodwill is to be tested at the reporting unit level, defined as an ASC or hospital (referred to as a component), with the fair value of the reporting unit being compared to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired. The Company completed its annual impairment test as of December 31, 2014, and determined that goodwill was fully impaired.

Legal Issues – For asserted claims and assessments, liabilities are recorded when an unfavorable outcome of a matter is deemed to be probable and the loss is reasonably estimable. Management determines the likelihood of an unfavorable outcome based on many factors such as the nature of the matter, available defenses and case strategy, progress of the matter, views and opinions of legal counsel and other advisors, applicability and success of appeals processes, and the outcome of similar historical matters, among others. Once an unfavorable outcome is deemed probable, management weighs the probability of estimated losses, and the most reasonable loss estimate is recorded. If an unfavorable outcome of a matter is deemed to be reasonably possible, then the matter is disclosed and no liability is recorded. With respect to unasserted claims or assessments, management must first determine that the probability that an assertion will be made is likely, then, a determination as to the likelihood of an unfavorable outcome and the ability to reasonably estimate the potential loss is made. Legal matters are reviewed on a continuous basis or sooner if significant changes in matters have occurred to determine if a change in the likelihood of an unfavorable outcome or the estimate of a loss is necessary.

Income Taxes – The Company’s partners have elected to have the Company’s income taxed as a partnership under provisions of the Internal Revenue Code and a similar section of the state income tax law. Therefore, taxable income or loss is reported to the individual partners for inclusion in its respective tax returns and no provision for federal and state income taxes is included in these financial statements. The Company records Texas franchise tax in the period incurred as an operating expense.

Electronic Health Record Incentive Payments – The American Recovery and Reinvestment Act of 2009 provides for Medicare and Medicaid incentive payments beginning in 2011 for eligible hospitals and professionals that adopt and meaningfully use certified electronic health record (“EHR”) technology. The Company recognizes income related to Medicare and Medicaid incentive payments using a gain contingency model that is based upon when the Company has demonstrated meaningful use of certified EHR technology for the applicable period and the cost report information for the full cost report year that will determine the final calculation of the incentive payment is available.

Medicaid EHR incentive calculations and related payment amounts are based upon prior period cost report information available at the time the Company adopts, implements or demonstrates meaningful use of certified EHR technology for the applicable period, and are not subject to revision for cost report data filed for a subsequent period. Thus, incentive income recognition occurs at the point the Company adopts, implements or demonstrates meaningful use of certified EHR technology for the applicable period, as the cost report information for the full cost report year that will determine the final calculation of the incentive payment is known at that time.

Medicare EHR incentive calculations and related initial payment amounts are based upon the most current filed cost report information available at the time the Company demonstrates meaningful use of certified EHR technology for the applicable period. However, unlike Medicaid, this initial payment amount will be adjusted based upon an updated calculation using the annual cost report information for the cost report period that began during the applicable payment year. Thus, incentive income recognition occurs at the point the Company demonstrates meaningful use of certified EHR technology for the applicable period and the cost report information for the full cost report year that will determine the final calculation of the incentive payment is available. The Company has not met the appropriate measures to qualify for the Medicare HER incentive as of December 31, 2015.

Exhibit 99.2

Recently Adopted and Recently Issued Accounting Guidance

Issued Guidance

In January 2015, the FASB issued changes to the presentation of extraordinary items. Such items are defined as transactions or events that are both unusual in nature and infrequent in occurrence, and, currently, are required to be presented separately in an entity’s income statement, net of income tax, after income from continuing operations. The changes eliminate the concept of an extraordinary item and, therefore, the presentation of such items will no longer be required. Notwithstanding this change, an entity will still be required to present and disclose a transaction or event that is both unusual in nature and infrequent in occurrence in the notes to the financial statements. These changes become effective for the Company on January 1, 2016. Management has determined that the adoption of these changes will not have an impact on the Company’s financial statements.

In February 2015, the FASB issued changes to the analysis that an entity must perform to determine whether it should consolidate certain types of legal entities. These changes (i) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities or voting interest entities, (ii) eliminate the presumption that a general partner should consolidate a limited partnership, (iii) affect the consolidation analysis of reporting entities that are involved with variable interest entities, particularly those that have fee arrangements and related party relationships, and (iv) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. These changes become effective for us on January 1, 2016. Management is currently evaluating the potential impact of these changes on the Company’s financial statements.

In April 2015, the FASB issued changes to the presentation of debt issuance costs. Currently, such costs are required to be presented as a noncurrent asset in an entity’s balance sheet and amortized into interest expense over the term of the related debt instrument. The changes require that debt issuance costs be presented in an entity’s balance sheet as a direct deduction from the carrying value of the related debt liability. The amortization of debt issuance costs remains unchanged. These changes become effective for the Company on January 1, 2016. There were no debt issuance costs recorded on the balance sheets at December 31, 2015 and 2014.

In July 2015, the FASB issued changes to the subsequent measurement of inventory. Currently, an entity is required to measure its inventory at the lower of cost or market, whereby market can be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The changes require that inventory be measured at the lower of cost and net realizable value, thereby eliminating the use of the other two market methodologies. Net realizable value is defined as the estimated selling prices in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. These changes do not apply to inventories measured using LIFO (last-in, first-out) or the retail inventory method. Currently, the Company applies the net realizable value market option to measure its inventories at the lower of cost or market. These changes become effective for the Company on January 1, 2017. Management has determined that the adoption of these changes will not have an impact on the Company’s financial statements.

In November 2015, the FASB issued changes to the classification of deferred taxes. The intention of this update is to simplify the presentation of deferred taxes by requiring that deferred tax liabilities and deferred tax assets be classified as noncurrent in a classified statement of financial position. This amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, and may be applied either prospectively or retrospectively to all periods presented. Early application is permitted as to the beginning of an interim period or annual reporting period. Management has determined that the adoption of these changes will not have an impact on the Company’s financial statements.

In May 2014, the FASB issued changes to the recognition of revenue from contracts with customers. These changes created a comprehensive framework for all entities in all industries to apply in the determination of when to recognize revenue, and, therefore, supersede virtually all existing revenue recognition requirements and guidance. This framework is expected to result in less complex guidance in application while providing a consistent and comparable methodology for revenue recognition. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract(s), (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract(s), and (v) recognize revenue when, or as, the entity satisfies a performance obligation. These changes become effective for the Company on January 1, 2018. Management is currently evaluating the potential impact of these changes on the Company’s financial statements.

Exhibit 99.2

In August 2014, the FASB issued changes to the disclosure of uncertainties about an entity’s ability to continue as a going concern. Under GAAP, continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity’s liquidation becomes imminent. Even if an entity’s liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. Because there is no guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related note disclosures, there is diversity in practice with respect to whether, when, and how an entity discloses the relevant conditions and events in its financial statements. As a result, these changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt, (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise substantial doubt, and (iv) if the latter in (iii) is disclosed, an explicit statement that there is substantial doubt about the entity’s ability to continue as a going concern. These changes become effective for the Company for the 2016 annual period. Management has determined that the adoption of these changes will not have an impact on the Company’s financial statements. Subsequent to adoption, this guidance will need to be applied by management at the end of each annual period and interim period therein to determine what, if any, impact there will be on the financial statements in a given reporting period.

Note 4 - Property and Equipment

Following are the components of property and equipment included in the accompanying balance sheets as of December 31, 2015 and 2014:

	2015	2014
Building under capital lease	$27,406,478	$27,406,478
Fixtures and equipment	34,355,444	37,262,158
Equipment under capital leases	1,028,978	1,028,978
Leasehold improvements	23,316,698	23,253,243
Computer equipment and software	7,305,773	6,115,882

Accumulated depreciation	(53,976,189)	(51,297,651)

	$39,437,182	$43,769,088

Depreciation expense for the years ended December 31, 2015 and 2014 was $4,018,682 and $4,972,841, respectively.

Note 5 - Goodwill

Changes in the carrying amount of goodwill during the year ended December 31, 2014 were as follows:

2014
Balance, beginning of year	$7,473,311
Impairment	(7,473,311)

Balance, end of year	$—

Goodwill must be tested for impairment at least once a year. Carrying values are compared with fair values, and when the carrying value exceeds the fair value, the carrying value of the impaired asset is reduced to its fair value. The Company tests goodwill for impairment on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. The performance of the test involves a two-step process.

Exhibit 99.2

The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. During 2014, management determined that the projected cash flows from the continuing operations of the Company were not sufficient to support the carrying value of the recorded goodwill. As a result, management evaluated the fair value of the goodwill and determined that it was fully-impaired.

Note 6 – Borrowings and Capital Lease Obligations

The Company’s short-term debt obligations as of December 31, 2015 and 2014 are as follows:

	Rate (1)	2015	2014
Insurance premium financings	3.6%	$—	$1,576,710

(1)	Effective rate as of December 31, 2015

The Company’s insurance premium financing notes payable were included in the Company’s bankruptcy liquidation plan. See Note 2 – Chapter 11 Proceedings and 363 Sale and Note 7 – Liabilities Subject to Compromise for further information.

The Company’s long-term debt as of December 31, 2015 and 2014 is as follows:

	Rate (1)	Maturity Date	2015	2014
Notes payable – affiliates	0.0 – 22.3%	Jul. 2013 – Sep. 2016	$—	$5,248,570
Notes payable – settlements	6%	May 2013 – Mar. 2016	—	5,443,673
Notes payable – equity investments	2.4 –15%	Oct. 2017 – Apr. 2028	—	1,162,755

Total			—	11,854,998
Less: Current portion of long-term debt			—	(10,308,264)

Long-term debt			$—	$1,546,734

(1)	Effective rate as of December 31, 2015

The Company’s long-term debt was included in the liabilities subject to compromise in the accompanying balance sheet as of December 31, 2015. See Note 2 – Chapter 11 Proceedings and 363 Sale and Note 7 – Liabilities Subject to Compromise for further information.

The Company’s capital lease obligations as of December 31, 2015 and 2014 are as follows:

	Rate (1)	Maturity Date	2015	2014
Capital lease – building	6.7%	Jul. 2036	$29,961,560	$30,261,186
Capital leases – equipment	3.6 –9.0%	Feb. 2014 – Mar. 2017	419,908	968,720

Total			30,381,468	31,229,906
Less: Current portion of capital leases			(1,416,163)	(1,506,161)

Capital lease obligations			$28,965,305	$29,723,745

(1)	Effective rate as of December 31, 2015

The Company has entered into a capital lease covering the UGH hospital facility that is collateralized by the leased facility. The capital lease bears interest at a fixed rate of 6.7%. As of December 31, 2015, the Company is required to make monthly principal and interest payments under the capital leases totaling $193,611.

Exhibit 99.2

The Company has entered into various capital leases that are collateralized by certain computer and medical equipment used by the Company. The capital leases bear interest at fixed rates ranging from 3.6% to 9.0%. The Company is required to make monthly principal and interest payments under the capital leases totaling $25,600.

At December 31, 2015, future maturities of capital leases were as follows:

2016	$2,704,337
2017	2,473,937
2018	2,397,137
2019	2,397,137
2020	2,397,137
Thereafter	37,355,376

Note 7 – Liabilities Subject to Compromise

As noted in Note 2 – Chapter 11 Proceedings and 363 Sale, the Company filed for bankruptcy protection in February 2015 and in January 2016, the Bankruptcy Court approved UGHS’ Chapter 11 Plan of Liquidation. The Company’s liabilities subject to compromise under the liquidation as of December 31, 2015 follows:

2015
Accounts payable	$29,465,782
Accrued liabilities	6,093,643
Payables to affiliates	39,389,570
Short-term debt	1,524,461
Other current liabilities	325,917
Notes payable – affiliates	5,065,355
Notes payable – settlements	5,443,673
Notes payable – equity investments	1,162,756

Liabilities subject to compromise	$88,471,157

None of the liabilities subject to compromise listed above were assumed by Foundation in the 363 Sale. The amount of liabilities subject to compromise represent known or potential pre-petition claims to be addressed in connection with the bankruptcy proceedings. Such liabilities are reported at the Debtors’ current estimate, where an estimate is determinable, of the allowed claim amount, even though they may settle for lesser amounts. These claims remain subject to future adjustments, which may result from: negotiations; actions of the Bankruptcy Court; disputed claims; rejection of contracts and unexpired leases; the determination as to the value of any collateral securing claims; proofs of claims; or other events. Refer to Note 2, “Chapter 11 Proceedings and 363 Sale” for additional information.

Note 8 – Commitments and Contingencies

Legal Issues

The Company is exposed to asserted and unasserted legal claims encountered in the normal course of business, including claims for damages for personal injuries, medical malpractice, breach of contracts, wrongful restriction of or interference with physicians’ staff privileges and employment related claims. In certain of these actions, plaintiffs request payment for damages, including punitive damages that may not be covered by insurance. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the operating results or the financial position of the Company.

Note 9 – Fair Value Measurements

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market in an orderly transaction between market participants. In determining fair value, the accounting standards established a three-level hierarchy that distinguishes between (i) market data obtained or developed from independent sources (i.e., observable data inputs) and (ii) a reporting entity’s own data and assumptions that market participants would use in pricing an asset or liability (i.e., unobservable data inputs). Financial assets and financial liabilities measured and reported at fair value are classified in one of the following categories, in order of priority of observability and objectivity of pricing inputs:

Exhibit 99.2

•	Level 1 – Fair value based on quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Fair value based on significant directly observable data (other than Level 1 quoted prices) or significant indirectly observable data through corroboration with observable market data. Inputs would normally be (i) quoted prices in active markets for similar assets or liabilities, (ii) quoted prices in inactive markets for identical or similar assets or liabilities or (iii) information derived from or corroborated by observable market data.

•	Level 3 – Fair value based on prices or valuation techniques that require significant unobservable data inputs. Inputs would normally be a reporting entity’s own data and judgments about assumptions that market participants would use in pricing the asset or liability.

The fair value measurement level for an asset or liability is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

Recurring Fair Value Measurements: The carrying value of the Company’s financial assets and financial liabilities is their cost, which may differ from fair value. The carrying value of cash held as demand deposits, money market and certificates of deposit, accounts receivable, accounts payable and accrued liabilities approximated their fair value. At December 31, 2015 and 2014, the carrying value of the Company’s capital lease obligations approximated their fair value. The fair value of the Company’s capital lease obligations were valued using Level 3 inputs. At December 31, 2015, the carrying value of the Company’s liabilities subject to compromise represents the historical basis of the respective liabilities. The fair value of the liabilities subject to compromise, as of December 31, 2015, is not determinable. See Note 10 – Subsequent Events for additional information on the approved bankruptcy plan of liquidation.

Nonrecurring Fair Value Measurements:

Goodwill Impairment – During 2014, management determined that an impairment indicator existed related to the Company’s ongoing hospital business. As a result, management tested goodwill for impairment. The impairment test resulted in an impairment charge of $7.5 million.

The fair value measurements for the Company’s assets measured at fair value on a nonrecurring basis as of December 31, 2015 and 2014 follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
December 31, 2014:
Goodwill	$—	$—	$—	$—	$7,473,311

Note 10 – Subsequent Events

Management evaluated all activity of the Company and concluded that no material subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements, except as noted below:

On January 11, 2016, the Bankruptcy Court approved UGHS’ Chapter 11 Plan of Liquidation. See Note 2 – Chapter 11 Proceedings and 363 Sale and Note 7 – Liabilities Subject to Compromise for additional information. Under the Chapter 11 Bankruptcy Plan of Liquidation, the Company’s liabilities subject to compromise were classified into the five categories. The categories and their respective treatment in the liquidation plan follows:

Class H1 – Miscellaneous Secured Claims: claimant shall receive either (i) the proceeds of the collateral securing such claim after satisfaction in full of all superior liens; or (ii) the collateral securing claim in full and final satisfaction of the claim.

Exhibit 99.2

Class H2 – Priority Non-Tax Claims: claimant will be paid in cash and in full by the trustee.

Class H3 – General Unsecured Claims: trustee shall distribute available cash on a pro rata basis to unsecured claimants.

Class H4 – Subordinated Claims: claimant shall receive a pro rata share of available cash after payment in full of all Class H3 claims.

Class H5 – Interests in the Company: all equity interests in the Company are transferred to Foundation.